Exhibit 99.1

Brian K. Finneran, Chief Financial Officer                              2/3/06
bfinneran@statebankofli.com                                   (516) 465 - 2251
---------------------------


              State Bancorp, Inc. Reports 2005 Full Year Financial Results
              ------------------------------------------------------------

New Hyde Park, N.Y., February 3, 2006 - The Board of Directors of State Bancorp, Inc. (NASDAQ - STBC), parent company of State Bank of Long Island, today reported a loss of $36.5 million for the year ended December 31, 2005 due to higher legal expenses related to the Island Mortgage Network ("IMN") litigation. As reported in the Company's Form 8-K filed with the Securities and Exchange Commission ("SEC") on February 1, 2006, the Company received an adverse jury verdict in the last pending warehouse lender case (formerly captioned Household Commercial Financial Services, Inc. et al v. Action Abstract, Inc., et al, and now captioned HSA Residential Mortgage Services of Texas v. State Bank of Long Island) which has been pending since 2002. The jury verdict awarded $43.9 million in compensatory damages to the plaintiffs, HSA Residential Mortgages Services of Texas, Inc. Prejudgment interest and certain other potential compensatory damages (not yet ruled upon by the court) could bring the total judgment to approximately $74.0 million. However, the Company has recorded the full $74.0 million nonrecurring expense in its 2005 financial statements. Additional IMN-related legal expenses incurred during 2005, including defense costs and settlements previously disclosed in 2005 SEC filings, increased by $6.6 million when compared to 2004. Also contributing to the decline in earnings was a reduction in net security gains in 2005. Somewhat offsetting these negative factors were improvements in several core business elements, most notably growth in loans and core deposits and an improvement in overall credit quality. Financial performance details for 2005 are as follows:

o Net loss of $36.5 million in 2005, versus earnings of $13.4 million in 2004;

o Total operating expenses increased by $83.6 million versus 2004. The increase in operating expenses results principally from an $80.7 million increase in legal expenses, due to higher IMN-related verdict, settlement and defense costs;

o    Net security gains (before taxes) declined by $1.3 million during 2005;

o Diluted loss per common share (1) was $3.23 in 2005, as compared to earnings per common share of $1.20 earned in 2004;

--------
(1) All per share amounts have been restated to reflect a 6 for 5 stock split paid on July 8, 2005.

o Returns on average assets and stockholders' equity were (2.41)% and (36.35)% in 2005 and 0.90% and 13.75% in 2004, respectively;

o    Average loans outstanding increased by 13% to $830 million;

o    Average core deposits grew by 6% to $1.0 billion;

o Fully taxable equivalent net interest margin remains strong at 4.17% in 2005 despite a slight decline from 4.22% in 2004;

o Tier I leverage capital ratio decreased to 5.04% in 2005 versus 7.82% in 2004; and

o Nonaccrual loans totaled $3.1 million at December 31, 2005 and $5.3 million at December 31, 2004, representing 0.3% and 0.7% of total loans outstanding in 2005 and 2004, respectively.

Commenting on the 2005 performance, Chairman and CEO Thomas F. Goldrick, Jr. stated, "We are clearly disappointed with the outcome of our recent trial and the impact it has had on our 2005 financial report. We will, of course, pursue every legal remedy to get the adverse verdict overturned and we are hopeful about our prospects for success. Fortunately, our historically strong capital position enabled us to absorb the after-tax effect of the award and our current capital position remains strong."

"For nearly forty years, our philosophy of measured, orderly growth has been the foundation of our success and this will not change. This philosophy is a proven business model built on a commitment to the communities we serve, and it will continue in full stride."

"Although 2005 was a challenging year marked by an extremely flat yield curve, with the exception of the IMN verdict and related legal costs, we were able to meet all the financial goals we set for ourselves at the start of the year. We are also confident that we will achieve all of our financial goals in 2006. Plans to expand our loan portfolio, our deposit base and our branch network as well as plans to enhance the products and services that we offer, will continue on schedule. Our support of community projects and organizations will continue without interruption and our commitment to enhance shareholder value will continue to be our top priority."

Earnings Summary for the Year Ended December 31, 2005
-----------------------------------------------------

Net interest income improved by $1.3 million or 2.2% to $58.5 million in 2005 as the result of a 2% increase in average interest-earning assets, primarily loans. Growth in commercial loans, commercial mortgages, installment loans and leases resulted in a 13% increase in average loans outstanding to $830 million during 2005 versus 2004. At the same time, the average investment portfolio contracted by 14% to $531 million, principally due to declines in mortgage-backed and short-term tax-exempt municipal securities.

Funding the growth in interest-earning assets was a 7% increase in average total deposits. Driving the deposit growth was a 6% increase in average core deposit balances (demand, savings, money market and NOW deposits) which rose by $61 million in 2005. Core deposits provide low-cost funding (average cost of 1.23% in 2005) that allows the Company to minimize its reliance on higher-cost CDs and borrowed funds. Core deposits, on average, funded 71% of the Company's interest-earning assets in 2005 versus 69% a year ago. The Company's net interest margin declined slightly to 4.17% during 2005 from 4.22% a year ago. This reduction resulted primarily from an 83 basis point increase in the Company's cost of funds to a weighted rate of 1.75% in 2005 versus 2004. This increased cost of funds was offset somewhat by a 79 basis point widening of the Company's yield on interest-earning assets, due to a combination of higher rates and growth in higher yielding loans during 2005. The higher cost of funds resulted from the continued impact of increases in short-term interest rates experienced during the year coupled with significant competition for deposits in the Company's trade area.

The provision for probable loan losses decreased by 19.0% to $3.7 million during 2005 as a result of improved credit quality and a substantial reduction in net loan charge-offs in the current year. During 2005, the Company recorded $47 thousand in net recoveries versus $3.2 million in net charge-offs a year ago.

Noninterest income decreased by 17.6% to $5.8 million, principally the result of a reduction in net security gains. Service charges on deposit accounts declined by 7.5% due to a reduction in overdraft charges. Income from bank owned life insurance increased by $122 thousand in 2005 versus last year due to the timing of this asset purchase during the first quarter of 2004. Other operating income improved by $92 thousand or 5.2%.

Net security gains totaled $867 thousand in 2005 versus $2.1 million in 2004. Sales of long-term municipal and mortgage-backed issues during the second quarter produced the 2005 gains. The 2004 gains resulted from the sale of long-term municipal notes, undertaken as a result of a decline in interest rates during the first quarter of 2004.

Total operating expenses increased by $83.6 million to $124.6 million during 2005 from a year ago. The reasons for this growth were increases in legal, salaries and benefits, occupancy, marketing and audit and assessment expenses. Legal expenses associated with the IMN litigation previously disclosed in the Company's SEC filings rose by $80.7 million during 2005. During 2006, the Company expects to continue to incur costs related to the IMN jury verdict, including costs related to a post-verdict motion to the District Court for the Eastern District of New York asking the court to set aside the verdict and enter judgment for State Bank of Long Island and, if that motion is unsuccessful, the costs of pursuing an appeal to the United States Court of Appeals for the Second Circuit, including the costs of obtaining a supersedeas bond to stay enforcement of the judgment and the accrual of post-judgment interest during the pendency of such an appeal. Salaries and benefits rose 9.7% as the result of staff expansion coupled with higher medical and pension costs. The establishment of a Professional Services Group ("PSG") in 2004, the addition of several commercial lending officers in early 2005 and the anticipated opening of a new branch in Westbury accounted for much of the growth in staff costs. Occupancy costs increased by 18.3% to $4.7 million as the result of several factors: most notably additional expenses for office space in our County Seat location and in New York City, primarily for PSG; higher utility costs; higher real estate tax assessments and increased facilities maintenance costs. Marketing and advertising expenses grew by 23.1% due to higher costs associated with Bank product promotions and corporate image advertising. Audit and assessment expenses increased by 10.1% due solely to costs required to comply with the Sarbanes-Oxley Act of 2002. Somewhat offsetting the foregoing cost increases were improvements in several expense categories. Equipment expenses declined by 5.1% as the result of lower depreciation and equipment maintenance costs. Credit and collection fees declined by 11.8% due to the continued reduction in the number and amount of nonperforming assets in 2005. Other operating expenses decreased by $358 thousand or 6.1% during 2005 to $5.5 million. The significant increase in legal expenses during the past year resulted in an operating efficiency ratio that is not statistically meaningful for the 2005 period. The Company's operating efficiency ratio was 64.2% in 2004.

The Company recorded an income tax credit of $27.4 million in 2005 versus income tax expense of $5.4 million a year ago. The Company's effective tax rate was 28.6% in 2004.

Earnings Summary for the Quarter Ended December 31, 2005
--------------------------------------------------------

The Company recorded a net loss of $42.3 million during the fourth quarter of 2005 versus net income of $2.7 million in the comparable 2004 period. An increase of $76.6 million in IMN-related legal expenses was the primary reason for the decline in net income. Other factors contributing to the decline in third quarter 2005 earnings were growth in salaries and benefits, occupancy and marketing and advertising expenses during 2005. Somewhat offsetting these negative factors were increases in net interest income of 2.0%, noninterest income of $720 thousand and a $595 thousand or 50.0% reduction in the provision for probable loan losses.

The improvement in net interest income resulted from a $31 million or 2% increase in average interest-earning assets, primarily the result of loan growth of $102 million. Partially offsetting this increase was a nine basis point narrowing of the Company's net interest margin to 4.12% during the fourth quarter of 2005. The margin contraction resulted from a combination of higher short-term rates, the continued flattening of the yield curve in 2005 and ongoing competition for loans and deposits. Growth in salaries, occupancy and marketing expenses accounted for the remainder of the increase in operating expenses in 2005. On a positive note, declines in equipment expenses (14.3%), credit and collection costs (1.8%), audit and assessment fees (61.2%) and other operating expenses (13.6%) offset somewhat the aforementioned expense growth. The Company's fourth quarter operating efficiency ratio was 63.0% in 2004. The Company recorded $29.2 million in income tax credits in 2005 versus income tax expense of $1.0 million in 2004. The Company's effective tax rate was 26.6% in 2004.

Allowance for Probable Loan Losses
----------------------------------

As of December 31, 2005, the Company's allowance for probable loan losses amounted to $15 million or 1.71% of period-end loans outstanding. The allowance as a percentage of loans outstanding was 1.54% and 1.51% at December 31, 2004 and 2003, respectively. The allowance as a percentage of nonaccrual loans improved to 496% at year-end 2005 versus 228% at December 31, 2004 and 124% at December 31, 2003.

The Company recorded net loan charge-offs of $78 thousand during the fourth quarter of 2005 and net loan recoveries of $47 thousand during the full year 2005 versus net charge-offs of $1.0 million and $3.2 million in the fourth quarter and full year 2004 periods, respectively. As a percentage of average total loans outstanding, the 2005 fourth quarter net charge-offs represented 0.04% and the full year net recoveries represented 0.01% versus net charge-offs of 0.52% and 0.44%, respectively, in the comparable 2004 periods. Based upon historical trends and the uncertain nature of the current economy, management anticipates incurring loan charge-offs during the normal course of business in future periods.

Nonperforming Assets
--------------------

Nonperforming assets, defined by the Company as nonaccrual loans and other real estate owned ("OREO"), amounted to $3 million at December 31, 2005 versus $8 million at December 31, 2004 and $11 million at December 31, 2003. Nonaccrual loans totaled $3 million (0.3% of loans outstanding) at December 31, 2005, $5 million (0.7% of loans outstanding) at year-end 2004 and $9 million (1.2% of loans outstanding) at December 31, 2003. The reduction in nonperforming assets at December 31, 2005 versus the comparable 2004 date resulted from aggressive workout, collection and charge-off efforts during the past year coupled with the sale of the Company's sole commercial OREO property during the third quarter of 2005. This property was sold at a small gain. This property was previously classified as a nonperforming asset in the amount of $3 million at both year-end 2004 and 2003.

Capital
-------

Total stockholders' equity was $56 million at December 31, 2005 and $101 million at December 31, 2004. The decline in stockholders' equity was largely attributable to the net loss recorded during 2005. The Company also holds $20 million in trust preferred securities that qualify as Tier I capital for regulatory capital purposes. Each of the Company's trust preferred securities bears an interest rate tied to three-month LIBOR and is redeemable by the Company in whole or in part after five years or earlier under certain circumstances. During 2005, the weighted average rate on the Company's trust preferred securities was 6.49% versus 4.63% a year ago.

State Bancorp, Inc.'s Tier I leverage ratio was 5.04% and 7.82% at December 31, 2005 and 2004, respectively. The Company's Tier I and Total Risk-Based capital ratios were 7.00% and 8.26%, respectively, at December 31, 2005. These ratios are in excess of the minimum regulatory guidelines.

The Company distributed $6.1 million in cash dividends on its common stock in 2005 as compared to $5.2 million a year ago. The Board of Directors of the Company also declared a six for five stock split at their May 2005 meeting, the 36th consecutive year that a stock dividend or split has been distributed to stockholders.

The Company's stock repurchase program expended $1.2 million during 2005 to repurchase 61,657 shares at an average cost of $19.10 per share. Since 1998, a total of 987,652 shares of Company stock have been repurchased at an average cost of $16.85 per share. Under the Board of Directors' existing authorization, an additional 512,348 shares may be repurchased from time to time as conditions warrant.

Corporate Information
---------------------

State Bancorp's primary subsidiary, State Bank of Long Island, is the largest independent commercial bank headquartered in Nassau County. In addition to its sixteen branch locations throughout Nassau, Suffolk and Queens Counties, the Bank owns Jericho, N.Y.-based Studebaker-Worthington Leasing Corp., a nationwide provider of business equipment leasing. The Bank also maintains a lending facility in Jericho and has two subsidiaries based in Wilmington, Delaware, which provide investment and balance sheet management services.

State Bancorp, Inc. has a consistent track record of measured, orderly growth, and has built a reputation for providing high-quality personal service to meet the needs of commercial, small business, municipal and consumer markets throughout the tri-county area. The Company maintains a Website at www.statebankofli.com with corporate, investor and branch banking information.

State Bancorp, Inc.'s common stock trades under the symbol STBC on the NASDAQ National Stock Market. The Company is also included in the Russell 2000 index, a leading benchmark of small-cap stocks compiled by the Frank Russell Company, one of the world's leading investment management and advisory firms.

Forward-Looking Statements and Risk Factors
-------------------------------------------

This news release contains forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for State Bancorp, Inc. The words "expects," "believes," "anticipates" and other similar expressions are intended to identify forward-looking statements. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, but are not limited to, the following: (1) general economic conditions, (2) competitive pressure among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand,
(6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting State Bancorp, Inc.'s operations, pricing, products and services. Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial
and      business      information       regarding      the      Company      at
www.statebankofli.com/corporate. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.

Financial Highlights Follow

------------------------------------------------------------------------------------------------------------------------------------
                      STATE BANCORP, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
  For the Three and Twelve Months Ended December 31, 2005 and 2004 (unaudited)
------------------------------------------------------------------------------------------------------------------------------------
                                                                   Three Months                            Twelve Months
                                                       --------------------------------------    -----------------------------------
                                                                     2005               2004                2005               2004
                                                       -------------------    ---------------    ----------------   ----------------
Interest Income:
Interest and fees on loans                                    $17,016,139        $13,233,601         $61,836,169        $49,195,179
Federal funds sold and securities
 purchased under agreements to resell                             534,359            104,969           1,613,849            354,616
Securities held to maturity:
 Taxable                                                          125,624            218,071             537,926          1,879,711
 Tax-exempt                                                             -                151                   -              1,438
Securities available for sale:
 Taxable                                                        4,776,356          4,091,917          17,561,509         15,337,083
 Tax-exempt                                                       156,687            793,191           1,614,016          2,789,022
 Dividends                                                         65,313            138,101             257,000            480,057

                                                       -------------------    ---------------    ---------------    ---------------
Total interest income                                          22,674,478         18,580,001          83,420,469         70,037,106
                                                       -------------------    ---------------    ---------------    ---------------
Interest Expense:
Time certificates of deposit of $100,000 or more                1,765,491          1,028,858           4,993,385          2,867,815
Other deposits and temporary borrowings                         5,462,390          2,499,983          18,474,431          8,873,434
Junior subordinated debentures                                    400,430            294,824           1,433,680          1,059,304
                                                       -------------------    ---------------    ---------------    ---------------
Total interest expense                                          7,628,311          3,823,665          24,901,496         12,800,553
                                                       -------------------    ---------------    ---------------    ---------------
Net interest income                                            15,046,167         14,756,336          58,518,973         57,236,553
Provision for probable loan losses                                596,000          1,191,000           3,650,000          4,506,000
                                                       -------------------    ---------------    ---------------    ---------------
Net interest income after provision
 for probable loan losses                                      14,450,167         13,565,336          54,868,973         52,730,553
                                                       -------------------    ---------------    ---------------    ---------------
Noninterest Income:
Service charges on deposit accounts                               551,063            528,877           2,107,546          2,278,718
Net security (losses) gains                                       (17,535)          (716,150)            867,208          2,149,588
Income from bank owned life insurance                             228,103            253,145           1,000,755            879,180
Other operating income                                            484,989            460,345           1,834,955          1,743,439
                                                       -------------------    ---------------    ---------------    ---------------
Total noninterest income                                        1,246,620            526,217           5,810,464          7,050,925
                                                       -------------------    ---------------    ---------------    ---------------
Income before operating expenses                               15,696,787         14,091,553          60,679,437         59,781,478
                                                       -------------------    ---------------    ---------------    ---------------
Operating Expenses:
Salaries  and  other  employee  benefits                        6,667,492          5,999,951          26,204,886         23,897,728
Occupancy                                                       1,186,001          1,039,120           4,733,005          4,001,184
Equipment                                                         310,216            362,006           1,388,794          1,463,855
Legal                                                          76,810,316            249,969          83,583,980          2,858,970
Marketing and advertising                                         427,819            319,849           1,232,172          1,001,210
Credit and collection                                             145,145            147,761             660,022            748,285
Audit and assessment                                              250,430            646,229           1,346,064          1,222,149
Other  operating  expenses                                      1,372,802          1,588,587           5,491,760          5,849,849
                                                       -------------------    ---------------    ---------------    ---------------
Total operating expenses                                       87,170,221         10,353,472         124,640,683         41,043,230
                                                       -------------------    ---------------    ---------------    ---------------
(Loss) income before income taxes                             (71,473,434)         3,738,081         (63,961,246)        18,738,248
(Benefit) provision for income taxes                          (29,181,645)           995,313         (27,412,995)         5,362,239
                                                       -------------------    ---------------    ---------------    ---------------
Net (Loss) Income                                            ($42,291,789)        $2,742,768        ($36,548,251)       $13,376,009
-----------------
                                                       ===================    ===============    ===============    ===============

-----------------------------------------------------------------------------------------------------------------------------------
                      STATE BANCORP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                     December 31, 2005 and 2004 (unaudited)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                              2005                           2004
                                                                                --------------------          --------------------
Assets:
Cash and due from banks                                                                 $49,652,118                    $32,934,976
Securities purchased under agreements to resell                                          39,500,000                     41,000,000
                                                                                --------------------          --------------------
Total cash and cash equivalents                                                          89,152,118                     73,934,976
Securities held to maturity (estimated fair value -
  $15,944,500 in 2005 and $29,949,000 in 2004)                                           15,992,882                     29,990,384
Securities available for sale  - at estimated fair value                                524,762,358                    512,699,498
                                                                                --------------------          --------------------
Total securities                                                                        540,755,240                    542,689,882
Loans (net of allowance for probable loan losses
  of $15,235,015 in 2005 and $12,020,443 in 2004)                                       876,786,531                    766,170,785
Bank premises and equipment - net                                                         6,171,005                      6,491,365
Bank owned life insurance                                                                26,879,935                     25,879,180
Other assets                                                                             58,889,629                     22,124,779
                                                                                --------------------          --------------------
Total Assets                                                                         $1,598,634,458                 $1,437,290,967
                                                                                ====================          ====================
Liabilities:
Deposits:
  Demand                                                                               $333,073,091                   $294,912,979
  Savings                                                                               693,822,626                    657,315,486
  Time                                                                                  384,678,229                    317,405,613
                                                                                --------------------          --------------------
Total deposits                                                                        1,411,573,946                  1,269,634,078
Other borrowings                                                                         18,614,296                     32,266,489
Junior subordinated debentures                                                           20,620,000                     20,620,000
Accrued expenses, taxes and other liabilities                                            91,404,098                     13,720,558
                                                                                --------------------          --------------------
Total Liabilities                                                                     1,542,212,340                  1,336,241,125
                                                                                --------------------          --------------------

Commitments and contingent liabilities

Stockholders' Equity:
Preferred stock, $.01 par value, authorized
  250,000 shares; 0 shares issued                                                                 -                              -
Common stock, $5.00 par value, authorized
  20,000,000 shares; issued 12,019,426 shares in 2005
  and 11,993,786 shares in 2004; outstanding 11,031,774
  shares in 2005 and 10,882,592 shares in 2004                                           60,097,130                     49,974,110
Surplus                                                                                  56,424,544                     63,014,247
Retained earnings                                                                       (38,601,709)                     4,008,970
Treasury stock (987,652 shares in 2005
  and 925,995 shares in 2004)                                                           (16,646,426)                   (15,468,528)
Accumulated other comprehensive loss
  (net of taxes of ($2,686,335) in 2005 and ($323,915) in 2004)                          (4,851,421)                      (478,957)
                                                                                --------------------          --------------------
Total Stockholders' Equity                                                               56,422,118                    101,049,842
                                                                                --------------------          --------------------
Total Liabilities and Stockholders' Equity                                           $1,598,634,458                 $1,437,290,967
                                                                                ====================          ====================

------------------------------------------------------------------------------------------------------------------------------------
                      STATE BANCORP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
  For the Three and Twelve Months Ended December 31, 2005 and 2004 (unaudited)
             (dollars in thousands, except share and per share data)
------------------------------------------------------------------------------------------------------------------------------------
                                                                  Three Months                             Twelve Months
                                                      -----------------------------------       -----------------------------------
                                                                 2005               2004                   2005               2004
                                                      ---------------    ----------------       ---------------    ----------------
Selected Average Balances (1):
Total assets                                               $1,556,781         $1,522,462             $1,517,647         $1,482,816
Loans - net of unearned income                                870,011            767,839                830,330            734,911
Investment securities                                         529,763            632,842                531,494            616,241
Deposits                                                    1,382,517          1,311,598              1,303,790          1,221,494
Stockholders' equity                                           93,858            100,460                100,534             97,260

Financial Performance Ratios:
Return on average assets                                       (10.78)%             0.72 %                (2.41)%             0.90 %
Return on average stockholders' equity                        (178.77)             10.86                 (36.35)             13.75
Net interest margin (FTE)                                        4.12               4.21                   4.17               4.22
Operating efficiency ratio                                     528.32              62.96                 192.51              64.16
Tier I  leverage ratio                                           5.04               7.82                   5.04               7.82

Asset Quality Summary:
Nonaccrual loans                                               $3,069             $5,274                 $3,069             $5,274
Other real estate owned                                             -              2,650                      -              2,650
                                                       ---------------    ---------------        ---------------   ----------------
Total nonperforming assets                                     $3,069             $7,924                 $3,069             $7,924
                                                       ===============    ===============        ===============   ================
Nonaccrual loans/total loans                                     0.34 %             0.68 %                 0.34 %             0.68 %
Allowance for probable loan losses/nonaccrual loans            496.42 %           227.92 %               496.42 %           227.92 %
Allowance for probable loan losses/total loans                   1.71 %             1.54 %                 1.71 %             1.54 %
Net charge-offs (recoveries)                                      $78             $1,002                   ($47)            $3,218
Net charge-offs (recoveries) (annualized)/average loans          0.04 %             0.52 %                (0.01)%             0.44 %

Common Share Data:
Average common shares outstanding *                        11,038,689         10,859,781             10,996,601         10,827,816
Period-end common shares outstanding *                     11,031,774         10,882,592             11,031,774         10,882,592
Basic earnings per common share *                              ($3.84)             $0.26                 ($3.32)             $1.24
Diluted earnings per common share *                            ($3.73)             $0.25                 ($3.23)             $1.20
Book value per share *                                          $5.11              $9.29                  $5.11              $9.29
Cash dividends per share *                                      $0.15              $0.12                  $0.55              $0.48
Dividend payout ratio                                             N/M (2)          49.60  %                 N/M (2)          38.98 %

(1) Weighted daily average balance for period noted.
(2) N/M - denotes not meaningful.

* Prior period data has been restated to give retroactive effect to a 6 for 5 stock split paid on July 8, 2005.

------------------------------------------------------------------------------------------------------------------------------------
                      STATE BANCORP, INC. AND SUBSIDIARIES
                          NET INTEREST INCOME ANALYSIS
       For the Twelve Months Ended December 31, 2005 and 2004 (unaudited)
                             (dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------------
                                                                2005                                       2004
                                                -------------------------------------     -----------------------------------------
                                                    Average                 Average              Average                  Average
                                                 Balance (1)    Interest Yield/Cost           Balance (1)     Interest Yield/Cost
                                                -------------------------------------     -----------------------------------------
Assets:
Interest-earning assets:
Securities (2)                                     $531,494      $20,449       3.85 %           $616,241       $21,627       3.51 %
Federal funds sold                                    2,256           87       3.86                  875            13       1.49
Securities purchased under agreements to
  resell                                             51,621        1,527       2.96               30,937           342       1.11
Interest-bearing deposits                             5,123          126       2.46                4,806            49       1.02
Loans (3)                                           830,330       61,999       7.47              734,911        49,380       6.72
                                                -------------------------------------     -----------------------------------------
Total interest-earning assets                     1,420,824       84,188       5.93            1,387,770        71,411       5.14
                                                -------------------------------------     -----------------------------------------
Non-interest-earning assets                          96,823                                       95,046
                                                -------------                             ----------------
Total Assets                                     $1,517,647                                   $1,482,816
                                                =============                             ================
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings deposits                                   $703,173       12,476       1.77             $662,087         5,326       0.80
Time deposits                                       289,897        8,739       3.01              268,502         4,545       1.69
                                                -------------------------------------     -----------------------------------------
Total savings and time deposits                     993,070       21,215       2.14              930,589         9,871       1.06
                                                -------------------------------------     -----------------------------------------
Federal funds purchased                               6,341          208       3.28                7,021            99       1.41
Securities sold under agreements to
  repurchase                                         16,092          512       3.18               41,652           600       1.44
Other borrowed funds                                 47,626        1,533       3.22               77,953         1,171       1.50
Junior subordinated debentures                       20,620        1,434       6.95               20,620         1,059       5.14
                                                -------------------------------------     -----------------------------------------
Total interest-bearing liabilities                1,083,749       24,902       2.30            1,077,835        12,800       1.19
                                                -------------------------------------     -----------------------------------------
Demand deposits                                     310,720                                      290,905
Other liabilities                                    22,644                                       16,816
                                                -------------                             ----------------
Total Liabilities                                 1,417,113                                    1,385,556
Stockholders' Equity                                100,534                                       97,260
                                                -------------                             ----------------
Total Liabilities and Stockholders' Equity       $1,517,647                                   $1,482,816
                                                =============                             ================
Net interest income/rate - tax-equivalent basis                   59,286       4.17 %                           58,611       4.22 %
                                                                          ===========                                   ===========
Less tax-equivalent basis adjustment                                (767)                                       (1,374)
                                                             -------------                                --------------
Net interest income                                              $58,519                                       $57,237
                                                             =============                                ==============

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $604 and $1,189 in 2005 and 2004, respectively.
(3) Interest on loans includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $163 and $185 in 2005 and 2004, respectively.

------------------------------------------------------------------------------------------------------------------------------------
                      STATE BANCORP, INC. AND SUBSIDIARIES
                          NET INTEREST INCOME ANALYSIS
        For the Three Months Ended December 31, 2005 and 2004 (unaudited)
                             (dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------------
                                                                2005                                       2004
                                                -------------------------------------     -----------------------------------------
                                                    Average                 Average              Average                  Average
                                                 Balance (1)    Interest Yield/Cost           Balance (1)     Interest Yield/Cost
                                                -------------------------------------     -----------------------------------------
Assets:
Interest-earning assets:
Securities (2)                                     $529,763       $5,140       3.85 %           $632,842        $5,494       3.45 %
Federal funds sold                                    7,426           73       3.90                2,172            10       1.83
Securities purchased under agreements to
  resell                                             47,177          462       3.89               18,522            95       2.04
Interest-bearing deposits                             2,496           17       2.70                4,143            17       1.63
Loans (3)                                           870,011       17,055       7.78              767,839        13,279       6.88
                                                -------------------------------------     -----------------------------------------
Total interest-earning assets                     1,456,873       22,747       6.19            1,425,518        18,895       5.28
                                                -------------------------------------     -----------------------------------------
Non-interest-earning assets                          99,908                                       96,944
                                                -------------                             ----------------
Total Assets                                     $1,556,781                                   $1,522,462
                                                =============                             ================
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings deposits                                   $725,063        3,824       2.09             $705,586         1,786       1.01
Time deposits                                       333,468        3,062       3.64              290,366         1,354       1.86
                                                -------------------------------------     -----------------------------------------
Total savings and time deposits                   1,058,531        6,886       2.58              995,952         3,140       1.25
                                                -------------------------------------     -----------------------------------------
Federal funds purchased                               5,390           56       4.12                5,193            27       2.07
Securities sold under agreements to
  repurchase                                          8,534           85       3.95               30,975           148       1.90
Other borrowed funds                                 19,277          201       4.14               39,126           213       2.17
Junior subordinated debentures                       20,620          401       7.72               20,620           295       5.69
                                                -------------------------------------     -----------------------------------------
Total interest-bearing liabilities                1,112,352        7,629       2.72            1,091,866         3,823       1.39
                                                -------------------------------------     -----------------------------------------
Demand deposits                                     323,986                                      315,646
Other liabilities                                    26,585                                       14,490
                                                -------------                             ----------------
Total Liabilities                                 1,462,923                                    1,422,002
Stockholders' Equity                                 93,858                                      100,460
                                                -------------                             ----------------
Total Liabilities and Stockholders' Equity       $1,556,781                                   $1,522,462
                                                =============                             ================
Net interest income/rate - tax-equivalent basis                   15,118       4.12 %                           15,072       4.21 %
                                                                          ===========                                   ===========
Less tax-equivalent basis adjustment                                 (72)                                         (316)
                                                             -------------                                --------------
Net interest income                                              $15,046                                       $14,756
                                                             =============                                ==============

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $33 and $271 in 2005 and 2004, respectively.
(3) Interest on loans includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $39 and $45 in 2005 and 2004, respectively.